N.1 CONSENT OF PANNELL KERR FORSTER OF TEXAS, P.C.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Selected Financial Data and “Independent Registered Public Accounting Firm” and to the use of our report dated September 3, 2014, with respect to the statements of assets and liabilities of Champion Investments, Inc., including the schedule of investments as of December 31, 2013 and 2012, and the related statements of operations, changes in net assets and cash flows for the years then ended in this Registration Statement on Form N-2 and related Prospectus of Champion Investments Inc..

/s/ Pannell Kerr Forster of Texas, PC

Houston, Texas

October 20, 2014